Exhibit 10.3

June 29, 2011

Steven Beason

Scientific Games Corporation

1500 Bluegrass Parkway

Alpharetta, GA 30004

Dear Steve:

It is my pleasure to confirm our understanding regarding certain amendments to the Employment Agreement of August 8, 2005, as already amended by letter agreements dated January 17, 2006, August 30, 2007, June 17, 2008, and December 2008 (as so amended and as amended hereby, the “Employment Agreement”) between you and Scientific Games Corporation (the “Company”). Except as expressly set forth herein, the terms of the Employment Agreement shall remain in full force.

Section 2. The “Term” shall be extended through August 31, 2014.

Section 4(a). Effective September 1, 2011, your “Base Salary” is four hundred eighty-five thousand dollars ($485,000) per annum, payable biweekly and subject to all withholdings that are legally required are agreed to by you.

Section 6(b) is amended to read as follows:

b)            Termination By Reason of Death.  If Executive dies during the Term, the last beneficiary designated by Executive by written notice to the Company (or, in the absence of such designation, Executive’s estate) shall be entitled only to the Standard Termination Payments (including, if applicable, any benefits that may be payable under any life insurance benefit of Executive for which the Company pays premiums, in accordance with the terms of any such benefit and subject to the right of the Company (or its applicable affiliate) to at any time amend or terminate any such benefit).

Section 6(c) is amended to read as follows:

c)             Termination By Reason of Total Disability.  The Company may terminate Executive’s employment in the event of Executive’s “Total Disability.”  For purposes of this Agreement, “Total Disability” shall mean Executive’s (1) becoming eligible to receive benefits under any long-term disability insurance program of the Company or (2) failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period due to physical or mental incapacity or impairment.  In the event that Executive’s employment is terminated by the Company by reason of Total Disability, the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)            the Standard Termination Payments; and

(ii)           an amount equal to Executive’s annual base salary; provided such amount shall be reduced by any disability payments to which Executive may be entitled as a result of any disability plan sponsored or maintained by the Company or its affiliates providing benefits to Executive.

Please indicate your agreement to the foregoing by countersigning and returning an original signed copy to me.

Scientific Games Corporation

By:	/s/ A. Lorne Weil
A. Lorne Weil
Chairman & CEO

Acknowledged and Agreed:

/s/ Steven Beason
Steven Beason

Date: June 30, 2011